Exhibit 99.1

Press Release

[LETTERHEAD OF TRIMERIS, INC.]

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 806-4682

TRIMERIS REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2009
  2009 cash and investments increase to $48.4 million up from $31.6 million at December 31, 2008

DURHAM, N.C. - March 16, 2010 - Trimeris, Inc. (Nasdaq: TRMS) ("Trimeris" or the "Company") today announced financial results for the three months and full year ended December 31, 2009. The Company reported net income of $7.2 million, or $0.32 per share for the fourth quarter of 2009 compared with $1.5 million, or $0.07 per share for the fourth quarter of 2008. The Company reported net income of $12.3 million, or $0.55 per share for the year ended December 31, 2009, compared with $8.0 million, or $0.36 per share for the year ended December 31, 2008. The increase primarily reflects income recognized from the one time $12.0 million reverse termination fee paid to the Company in connection with the previously announced termination of its merger agreement with Arigene Co., Ltd. ("Arigene") and lower operating expenses, offset in part by decreased FUZEON sales and an increase in tax expenses.

Excluding the reverse termination fee and taking account of the other adjustments described below, the Company reported fourth quarter 2009 adjusted net income of $1.7 million, or $0.08 per share compared with $2.6 million or $0.12 per share in the fourth quarter of 2008 and full year 2009 adjusted net income of $6.8 million, or $0.30 per share, compared with $10.7 million, or $0.48 per share for the year ended December 31, 2008. This decrease was primarily driven by decreased FUZEON sales and an increase in tax expense, offset in part by lower operating expenses.

Royalty revenue for the quarter ended December 31, 2009 was $1.8 million compared with $2.7 million for the quarter ended December 31, 2008. This decrease was driven by lower net FUZEON sales outside the U.S. and Canada. Net sales of FUZEON outside the U.S. and Canada for the fourth quarter of 2009 were $16.5 million, down 32 percent from $24.4 million in the fourth quarter of 2008.

Collaboration income for the fourth quarter of 2009 was $1.3 million compared with income of $1.9 million for the fourth quarter of 2008. The decrease was primarily driven by lower net sales of FUZEON in the U.S and Canada, offset in part by reduced selling and marketing expenses. Net sales of FUZEON in the U.S. and Canada for the fourth quarter of 2009 were $9.0 million, down 44 percent from $16.1 million in the fourth quarter of 2008.

Included in operating expenses for the quarter ended December 31, 2009 is payment to the Company of a non-recurring reverse termination fee pursuant to the previously announced termination of its merger agreement with Arigene. Net of expenses, including legal and transaction advisors' fees incurred during 2009, the reverse termination fee was $8.7 million. General and administrative expenses for the quarter ended December 31, 2009 was $711,000 compared with $1.9 million for the quarter ended December 31, 2008. The decrease was primarily driven by the reclassification into the reverse termination fee, of legal and other expenses incurred during 2009, in connection with the negotiation of the merger agreement, the preparation of Company filings required by the launch of a tender offer by Arigene pursuant to the merger agreement and reduced business activities. The Company had previously discontinued all research and development activities in 2008.

The income tax provision for the quarter ended December 31, 2009 was $3.8 million compared with an income tax benefit of $429,000 for the quarter ended December 31, 2008. This increase from fourth quarter 2008 was driven by higher income before taxes in fourth quarter 2009 and an income tax benefit in fourth quarter 2008 due to release of a portion of the Company's valuation allowance based on near-term forecasted income exceeding the limitation placed on its net operating losses. In December 2008, an "ownership change" as defined under Section 382 of the Internal Revenue Code of 1986, as amended, occurred, imposing a $457,000 annual limitation on the use of net operating loss carryforwards, tax credits and built-in loss items attributable to periods before the ownership change. Earnings in excess of the annual limitation are now subject to corporate income taxes.

Cash, cash equivalents and investment securities available-for-sale totaled $48.4 million at December 31, 2009, compared to $31.6 million at December 31, 2008.

Earnings Conference Call

The Company announced today that it will not be conducting a conference call in connection with this earnings release.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Statement Regarding Adjusted (Non-GAAP) Financial Information

In addition to disclosing financial results calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company has reported certain adjusted financial results. This information is provided in order to allow investors to make meaningful comparisons of the Company's operating performance between periods. The adjusted financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Our results under GAAP have been adjusted for the following events that occurred during the three months and years ended December 31, 2009 and 2008: (1) the non-recurring reverse termination fee paid to the Company in connection with the previously announced termination of its merger agreement with Arigene, (2) taxes associated with the non-recurring reverse termination fee, (3) future lease costs recorded in conjunction with the closure of certain Company facilities, (4) asset impairment charges, (5) income tax benefit recognized as a result of reducing our valuation allowance on deferred tax assets, and (6) the write-off of certain patents.

Reconciliations between GAAP and Non-GAAP earnings for the three months and years ended December 31, 2009 and 2008 are provided in the following table:

	Three Months Ended		Year Ended
	December 31, 2009 [in thousands except per share amounts] (unaudited)	December 31, 2008 [in thousands except per share amounts] (unaudited)	December 31, 2009 [in thousands except per share amounts] (unaudited)	December 31, 2008 [in thousands except per share amounts] (unaudited)
Net income (GAAP)	$ 7,241	$ 1,532	$ 12,296	$ 8,009
Non-recurring reverse termination fee [1]	(8,650)	-	(8,650)	-
Taxes associated with the non-recurring reverse termination fee [2]	3,124	-	3,124	-
Lease expense [3]	-	357	-	913
Asset impairment charges [4]	-	-	-	989
Income tax benefit [5]	-	(506)	-	(506)
Patent write-off [6]	-	1,246	-	1,246

Net income (Non-GAAP)	$ 1,715	$ 2,629	$ 6,770	$ 10,651
Diluted net income per share (GAAP)	$ 0.32	$ 0.07	$ 0.55	$ 0.36
Diluted net income per share (Non-GAAP)	$ 0.08	$ 0.12	$ 0.30	$ 0.48

[1] In the fourth quarter of 2009, the Company received a non-recurring $12.0 reverse termination fee paid to the Company in connection with the previously announced termination of its merger agreement with Arigene. Net of expenses, including legal and transaction advisors' fees incurred during 2009, the reverse termination fee was $8.7 million.

[2] Taxes associated with the non-recurring reverse termination fee.

[3] In the second quarter of 2008, the Company closed certain facilities and relocated to smaller office space. Under Statement of Financial Accounting Standards No. 146 "Accounting for Costs Associated with Exit or Disposal Activities", the Company recorded a liability and non-cash expense based on the remaining rental payments due under the lease agreement reduced by estimated sublease rental income. In the fourth quarter of 2008, the Company increased the liability based on the current estimate of the sublease rental income. In May 2009, the Company was released from the lease obligation mentioned above.

[4] In the second quarter of 2008, in conjunction with the closure of certain facilities mentioned above, the Company wrote off all remaining property, furniture and equipment (79% of this write off relates to leasehold improvements).

[5] Income tax benefit - the Company recognized an income tax benefit in the fourth quarter of 2008 due to the release of a portion of its valuation allowance based on near-term forecasted income exceeding the limitation placed on its net operating losses. The benefit recognized reflects the limitation on utilization of the Company's net operating losses as described below.

Based on an analysis of changes in its common stock ownership, the Company believes that the threshold for an "ownership change" under Section 382 of the Internal Revenue Code was surpassed in the fourth quarter of 2008. This change limits the utilization of its net operating losses generated prior to such ownership change to approximately $457,000 per year until the expiration of the net operating losses.

[6] During the fourth quarter of 2008, the Company determined that all patents related to T-1249 should be written off. T-1249 is a second-generation HIV fusion inhibitor which the Company is no longer developing. It is the Company's intention to maintain all patent protection over its most recent HIV fusion inhibitor TRI-1144.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of the Company's drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of the Company's products; the results of the Company's previous clinical trials are not necessarily indicative of future clinical trials; and the Company's drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
	2009	2008	2009	2008
Revenue:
Milestone revenue	$ 66	$ 66	$ 265	$ 265
Royalty revenue	1,821	2,691	8,072	11,354
Collaboration income [1]	1,288	1,874	6,843	8,028
Total revenue and collaboration income	3,175	4,631	15,180	19,647

Operating (income) expenses:
Research and development	-	1,229	-	4,152
General and administrative	711	1,934	5,516	7,712
(Gain)/Loss on disposal of equipment	-	(35)	(23)	461
Non- recurring reverse termination fee, net	(8,650)	-	(8,650)	-
Total operating (income) expenses	(7,939)	3,128	(3,157)	12,325

Operating income	11,114	1,503	18,337	7,322

Other (expense) income
Interest income	28	307	366	2,063
(Loss)/Gain on investments	-	(644)	298	(1,347)
Interest expense	(65)	(63)	(257)	(348)
Total other (expense) income	(37)	(400)	407	368

Income before taxes	11,077	1,103	18,744	7,690
Income tax provision (benefit)	3,836	(429)	6,448	(319)
Net income	$ 7,241	$ 1,532	$ 12,296	$ 8,009

Basic net income per share	$ 0.32	$ 0.07	$ 0.55	$ 0.36

Diluted net income per share	$ 0.32	$ 0.07	$ 0.55	$ 0.36

Weighted average shares outstanding - basic	22,320	22,186	22,303	22,182
Weighted average shares outstanding - diluted	22,320	22,271	22,303	22,271

Notes:

[1] Collaboration income represents the Company's share of the net operating results from the sale of FUZEON in the United States and Canada under the Company's Development and License Agreement with F.Hoffmann-La Roche, Ltd. ("Roche"), the Company's collaboration partner. These net operating results consist of net sales less cost of goods (gross margin), less selling and marketing expenses, other costs related to the sale of FUZEON and development expenses or post marketing commitments.

On January 1, 2009, the Company adopted Financial Accounting Standards Board Emerging Issues Task Force Issue Number 07-1 "Accounting for Collaborative Arrangements," which falls under the guidance of Accounting Standards Codification Topic 808, "Collaborative Arrangements." As a result, all development expenses generated at Roche related to FUZEON are included in the Company's collaboration income. For the three months ended December 31, 2009 and 2008, the Company's share of the development expenses of $49,000 and $246,000, respectively, was included in the Company's collaboration income. For the twelve months ended December 31, 2009 and 2008, the Company's share of the development expenses of $642,000 and $966,000, respectively, was included in the Company's collaboration income. In previous periods, such expenses were included in research and development expenses and have been reclassified to conform to the current presentation.

In 2008, the Company entered into negotiations with Roche, in accordance with the Development and License Agreement, related to excess capacity charges and cost of goods sold variances for 2008 and overall cost of goods sold for 2009. These negotiations continued in 2009 and are ongoing today. Accordingly, the Company cannot accurately determine if cost of goods sold as a percentage of net sales will increase, decrease or remain the same in the future and the Company cannot be certain when a final resolution will be reached. Depending upon the resolution of the Company's negotiations with Roche, cost of goods sold may increase or decrease in future periods.

During 2008, the Company recorded a reserve for 2008 excess capacity charges in the amount of $4.1 million to be shared equally between Roche and the Company. In the first quarter of 2009, Roche informed the Company that actual excess capacity charges for 2008 were $1.9 million. The difference of $2.2 million has been recorded as a credit to cost of goods sold for the first quarter of 2009. The Company's share of this credit was $1.1 million. The Company is disputing with Roche the remainder of the excess capacity charges for 2008 and 2009. The resolution of this dispute may result in an additional credit to cost of goods sold for the collaboration in future periods.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

(unaudited)

	December 31, 2009	December 31, 2008
Assets
Cash, cash equivalents and short-term investment securities available-for-sale	$ 48,440	$ 28,750
Other current assets	2,782	3,334
Total current assets	51,222	32,084
Long-term investment securities available-for-sale	-	2,827
Total other assets	9,036	9,301
Total assets	$ 60,258	$ 44,212
Liabilities and Stockholders' Equity
Total current liabilities	$6,017	$ 3,541
Long term portion of deferred revenue	1,039	1,304
Accrued marketing costs	18,528	18,271
Accrued compensation - long-term	142	74
Total liabilities	25,726	23,190

Total stockholders' equity	34,532	21,022
Total liabilities and stockholders' equity	$ 60,258	$ 44,212

FUZEON Net Sales

(Recognized by Roche, the Company's collaborative partner)

[$ in millions]

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008

United States and Canada	$ 9.0	$ 16.1	$ 39.1	$ 64.2
Rest of World	16.5	24.4	73.1	102.8
Worldwide Total	$ 25.5	$ 40.5	$ 112.2	$ 167.0

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